COMPANY CONTACT:	INVESTOR CONTACT:
Alexander L. Weis, Ph.D.	Porter, LeVay & Rose, Inc.
Chief Executive Officer	Michael Porter
(210) 677-6000	(212) 564-4700

FOR IMMEDIATE RELEASE

AVIATION UPGRADE TECHNOLOGIES ENTERS INTO MERGER

AGREEMENT WITH ONCOVISTA, INC.

SAN ANTONIO, TX, October 26, 2007 - On October 26, 2007, Aviation Upgrade Technologies, Inc. (OTC BB: AVUG.ob), and its newly-formed wholly-owned subsidiary, incorporated under the laws of the State of Delaware (“Newsub”) entered into a Merger Agreement (the “Merger Agreement”) with OncoVista, Inc., a Delaware corporation (“OncoVista”), which sets forth the terms and conditions of the merger of Newsub and OncoVista (the “Merger”), as a result of which the issued and outstanding common stock of OncoVista (the “OncoVista Common Stock”), shall be converted on a one-for-one basis into shares of common stock of the Aviation Upgrade (the “Aviation Common Stock”). The shares of Aviation Common Stock to be issued in the Merger shall represent approximately 95.8% of the issued and outstanding Aviation Common Stock giving effect to such issuance. The Merger is subject to the satisfaction of a number of conditions and is anticipated by the parties to close within approximately [15] days.

On August 16, 2007, OncoVista acquired approximately 95.8% of the outstanding Aviation Common Stock. The terms of the Merger were approved prior to August 16, 2007 by the Board of Directors of Aviation.

Alexander Weis, Chief Executive Officer of Aviation and Chief Executive Officer of OncoVista, stated “We are pleased and excited to enter into the merger agreement. We believe that this event represents a significant step in implementing our business plan to become the premier biopharmaceutical company engaged in the development and commercialization of targeted cancer therapies. Upon closing, we expect that our new status as a public company will contribute to our efforts to expand operations, to continue to develop our products, and to seek complimentary and competitive products to acquire and in-license. We anticipate that our commitment to ongoing R&D and business development activities will ensure a steady pipeline of new products over the coming years that we believe will help build value for our stockholders.”

Following the merger, the company expects to change its trading symbol and amend its name to be OncoVista Innovative Therapies, Inc.

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About OncoVista, Inc.
OncoVista is a biopharmaceutical company engaged in the development and commercialization of targeted cancer therapies both through the acquisition of rights to technologies and drugs from others and through the development of proprietary products. OncoVista intends to identify, develop and rapidly commercialize innovative therapies for the safer and more efficacious treatment and cure of cancer. OncoVista believes that the development of targeted approaches to the administration of anticancer agents should lead to improved outcomes and/or reduced toxicity. In targeting compounds for acquisition, OncoVista focuses on candidates that have been previously tested in human clinical trials or animal models, as well as technologies that may improve the delivery or targeting of previously tested, and in some cases marketed, anticancer agents. OncoVista’s senior management team and its panel of internationally-recognized clinical advisors have made significant contributions to the development of leading drugs currently used in cancer treatment. Its management, in conjunction with its advisors, intend to evaluate in-licensing candidates based on several criteria, including development and registration strategies to be employed, commercialization opportunities and competitive technologies being developed elsewhere. OncoVista’s primary therapeutic strategy is based on targeting the patient’s tumor(s) with treatments that will deliver drugs selectively based upon specific biochemical characteristics of the cancer cells comprising the tumor. Through a combination of licensing agreements as well as mergers and acquisitions, OncoVista has acquired the rights to several technologies with the potential to more effectively treat cancers and significantly improve quality-of-life for patients.

Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.

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